Exhibit 99.1

Life Time Reports First Quarter Fiscal 2023 Financial Results
•Revenue increased by 30.2% to $510.9 million from $392.3 million in the first quarter of 2022
•Net income increased to $27.5 million from a net loss of $38.0 million in the first quarter of 2022
•Adjusted EBITDA increased by 195.8% to $120.1 million from $40.6 million in the first quarter of 2022
•Life Time raises full year fiscal 2023 Adjusted EBITDA guidance by $30 million to $470-$490 million
CHANHASSEN, Minn. (April 25, 2023) – Life Time Group Holdings, Inc. (“Life Time,” “we,” “our,” “us,” or the “Company”) (NYSE: LTH) today announced its financial results for the fiscal first quarter ended March 31, 2023.
Bahram Akradi, Founder, Chairman and CEO, stated: “We are very pleased with our start to fiscal 2023. We delivered record levels of revenue and Adjusted EBITDA for the first quarter. We also delivered sequential revenue, profit and margin improvements over our strong fourth quarter 2022 performance. All of our strategic initiatives, together with our rewiring of the Company, are delivering increasing revenue and higher margins. We are successfully opening new clubs, with faster ramping, in desirable locations across the country. With the solid momentum in our business, we are raising our full year Adjusted EBITDA guidance to $470 to $490 million.”
Financial Summary

	Three Months Ended
($ in millions, except memberships and per membership data)	March 31,
	2023	2022	Percent Change
Revenue	$510.9	$392.3	30.2%
Center operations expenses	$274.1	$239.6	14.4%
Rent	$66.5	$56.0	18.8%
General, administrative, and marketing expenses (1)	$42.5	$66.6	(36.2)%
Net income (loss)	$27.5	$(38.0)	NM
Adjusted EBITDA	$120.1	$40.6	195.8%
Comparable center revenue	24.6%	50.3%
Center memberships, end of period	764,173	673,983	13.4%
Average center revenue per center membership	$667	$580	15.0%
NM - Not meaningful
(1)    The three months ended March 31, 2023 and 2022 include non-cash share-based compensation expense of $4.7 million and $19.9 million, respectively, and non-recurring one-time items of $0.3 million and $0.5 million, respectively.
First Quarter 2023 Information
•Revenue increased due to strong growth in membership dues and in-center revenues, which included the continued ramp of our centers and higher member utilization of our in-center offerings.
•Net center memberships increased by approximately 39,000, which exceeded the approximately 25,000 increase in net center memberships during the first quarter of 2022. Total memberships, which includes our digital on-hold memberships, increased approximately 9% to 813,500.
•Center operations expenses increased primarily due to additional staffing requirements to support increased usage in existing and new centers, expanded programming, increased labor costs and utility cost inflation.
•General, administrative and marketing expenses declined primarily due to higher non-cash share-based compensation expense in the prior year period and the benefits from our operational efficiency efforts that we experienced in the current year period.
•Net income included tax-effected one-time net benefits of $8.5 million, primarily from a $5.1 million gain on sale-leasebacks and a $3.6 million gain related to the sale of two triathlon events, and also included $4.2 million of tax-effected non-cash share-based compensation expense. Net loss in the prior year period included tax-effected one-time net benefits of $26.1 million, primarily related to a gain on sale-leasebacks, and also included $19.9 million of tax-effected non-cash share-based compensation expense. Excluding the impact of these net benefits and expenses, net income improved by $67.3 million.
•Net income and Adjusted EBITDA improved significantly as we experienced greater flow through of our increased revenue and benefited from our ongoing margin expansion efforts.
New Center Openings
•The Company opened three new centers in the first quarter of 2023.
•As of March 31, 2023 we operated a total of 164 centers.
•The Company plans to open seven additional new centers in 2023, resulting in a total of 10 new centers for the year.
Cash Flow Highlights
•As of March 31, 2023 the Company had total cash and cash equivalents of $35.3 million, and $85.0 million in outstanding borrowings under its $475 million revolving credit facility.
•Net cash provided by operating activities totaled $74.3 million for the quarter ended March 31, 2023, compared to $9.1 million in the quarter ended March 31, 2022.
•Free cash flow before growth capital expenditures totaled $26.6 million for the quarter ended March 31, 2023, compared to $(35.3) million for the quarter ended March 31, 2022.
•Growth capital expenditures, net of construction reimbursements, center maintenance capital expenditures and corporate capital expenditures totaled $123.0 million, $32.9 million and $14.9 million, respectively, for the quarter ended March 31, 2023, compared to $66.4 million, $16.4 million and $27.9 million, respectively, for the quarter ended March 31, 2022.
Sale-Leasebacks
•The Company completed a transaction for one property for gross proceeds of approximately $33.0 million in the first quarter of 2023 and a second transaction for one property for gross proceeds of approximately $45 million in April 2023. The final property from the Company’s previously announced letters of intent is expected to be completed by September 30, 2023 for gross proceeds of approximately $45 million.
•The Company remains on track to complete $300 million in sale-leaseback transactions in 2023.
2023 Outlook
Second Quarter 2023 Guidance

			Percent
	Three Months Ended	Three Months Ended	Change
	June 30, 2023	June 30, 2022	(Using
($ in millions)	(Guidance)	(Actual)	midpoints)
Revenue	$560 – $570	$461	23%
Net income (loss)	$19 – $20	$(2)	NM
Adjusted EBITDA	$124 – $126	$63	98%
Full-Year 2023 Guidance

	Year Ended		Percent	Year Ended
	December 31, 2023	Year Ended	Change	December 31, 2023
	(Guidance as of	December 31, 2022	(Using	(Guidance as of
($ in millions)	April 25, 2023)	(Actual)	midpoints)	March 8, 2023)
Revenue	$2,200 – $2,300	$1,823	23%	$2,200 – $2,300
Adjusted EBITDA	$470 – $490	$282	70%	$440 – $460
Rent	$270 – $280	$245	12%	$270 – $280
Conference Call Details
A conference call to discuss the Company’s first quarter financial results is scheduled for today. How to participate:
•Date: Tuesday, April 25, 2023
•Time: 10:00 a.m. ET (9:00 a.m. CT)
•U.S. dial-in number: 1-877-451-6152
•International dial-in number: 1-201-389-0879
•Webcast: LTH 1Q 2023

A link to the live audio webcast of the conference call and an accompanying presentation is available at https://ir.lifetime.life/.
Replay Information
A recorded replay of the webcast will be available after 2:00 p.m. ET on April 25, 2023, through May 9, 2023, and may be accessed as follows:
•Online: https://ir.lifetime.life
•U.S. replay number: 1-844-512-2921
•International replay number: 1-412-317-6671
•Replay ID: 1373 8036
# # #
About Life Time®
Life Time (NYSE: LTH) empowers people to live healthy, happy lives through its portfolio of more than 160 athletic country clubs across the United States and Canada. The Company’s healthy way of life communities and ecosystem address all aspects of healthy living, healthy aging and healthy entertainment for people 90 days to 90+ years old. Supported by a team of more than 35,000 dedicated professionals, Life Time is committed to providing the best programs and experiences through its clubs, iconic athletic events and comprehensive digital platform.
Use of Non-GAAP Financial Measures and Key Performance Indicators
This press release includes certain financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including Adjusted EBITDA, net income excluding net benefits and expenses, and free cash flow before growth capital expenditures. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should be considered in addition to, and not as a substitute for or superior to, net income (loss) as a measure of financial performance or any other performance measure derived in accordance with GAAP, and should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures should be read in conjunction with the Company’s financial statements prepared in accordance with GAAP. The reconciliations of the Company’s non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.
Adjusted EBITDA is defined as net income (loss) before interest expense, net, provision for (benefit from) income taxes and depreciation and amortization, excluding the impact of share-based compensation expense, (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of the Company’s ongoing operations, including incremental costs related to COVID-19. Free cash flow before growth capital expenditures is defined as net cash provided by (used in) operating activities less center maintenance capital expenditures and corporate capital expenditures.
The Company presents these non-GAAP financial measures because management believes that these measures assist investors and analysts in comparing the Company’s operating performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of the Company’s ongoing operating performance. Investors are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating the non-GAAP financial measures, investors should be aware that, in the future, the Company may incur expenses that are the same as or similar to some of the adjustments in the Company’s presentation of its non-GAAP financial measures. There can be no assurance that the Company will not modify the presentation of non-GAAP financial measures in future periods, and any such modification may be material. In addition, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other companies in the Company’s industry or across different industries.
The non-GAAP financial measures have limitations as analytical tools, and investors should not consider these measures in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.
Please note that the Company has not provided the most directly comparable GAAP financial measure, or a quantitative reconciliation thereto, for the Adjusted EBITDA forward-looking guidance for 2023 included in this press release in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. Providing the most directly comparable GAAP financial measure, or a quantitative reconciliation thereto, cannot be done without unreasonable effort due to the inherent uncertainty and difficulty in predicting certain non-cash, material and/or non-recurring expenses or benefits; legal settlements or other matters; and certain tax positions. The variability of these items could have an unpredictable, and potentially significant, impact on our future GAAP financial results.

The Company includes a center, for comparable center revenue purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of federal securities regulations. Forward-looking statements in this press release include, but are not limited to, the Company’s plans, strategies and prospects, both business and financial, including its financial outlook for the second quarter and full year 2023, growth, cost efficiencies and margin expansion, improvements to its balance sheet and leverage, capital expenditures, consumer demand, industry and economic trends, expected number of new center openings and successful signings and closings of sale-leaseback transactions (including the amount, pricing and timing thereof). These statements are based on the beliefs and assumptions of the Company’s management. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.
Factors that could cause actual results to differ materially from those forward-looking statements included in this press release include, but are not limited to, risks relating to our business operations and competitive and economic environment, risks relating to our brand, risks relating to the growth of our business, risks relating to our technological operations, risks relating to our capital structure and lease obligations, risks relating to our human capital, risks relating to legal compliance and risk management and risks relating to ownership of our common stock and the other important factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (the “SEC”) on March 8, 2023, (File No. 001-40887), as such factors may be updated from time to time in the Company’s other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any forward-looking statement that the Company makes in this press release speaks only as of the date of such statement. Except as required by law, the Company does not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts:
Investors: Ken Cooper // InvestorRelations@lifetime.life
Media: Jason Thunstrom // jthunstrom@lifetime.life or 952-229-7435

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue:
Center revenue	$497,752	$381,621
Other revenue	13,099	10,633
Total revenue	510,851	392,254
Operating expenses:
Center operations	274,109	239,573
Rent	66,537	55,964
General, administrative and marketing	42,497	66,561
Depreciation and amortization	58,197	58,107
Other operating expenses (income)	2,127	(17,035)
Total operating expenses	443,467	403,170
Income (loss) from operations	67,384	(10,916)
Other (expense) income:
Interest expense, net of interest income	(31,195)	(29,943)
Equity in earnings of affiliate	143	26
Total other expense	(31,052)	(29,917)
Income (loss) before income taxes	36,332	(40,833)
Provision for (benefit from) income taxes	8,872	(2,867)
Net income (loss)	$27,460	$(37,966)

Income (loss) per common share:
Basic	$0.14	$(0.20)
Diluted	$0.14	$(0.20)
Weighted-average common shares outstanding:
Basic	194,572	192,465
Diluted	202,855	192,465

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$35,337	$25,509
Accounts receivable, net	16,777	13,381
Center operating supplies and inventories	46,233	45,655
Prepaid expenses and other current assets	58,526	45,743
Income tax receivable	—	748
Total current assets	156,873	131,036
Property and equipment, net	2,961,992	2,901,242
Goodwill	1,235,029	1,233,176
Operating lease right-of-use assets	2,135,203	2,116,761
Intangible assets, net	173,063	173,404
Other assets	73,142	69,744
Total assets	$6,735,302	$6,625,363
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$65,058	$73,973
Construction accounts payable	105,737	125,031
Deferred revenue	42,448	36,859
Accrued expenses and other current liabilities	144,788	154,427
Current maturities of debt	65,585	15,224
Current maturities of operating lease liabilities	52,786	51,892
Total current liabilities	476,402	457,406
Long-term debt, net of current portion	1,824,913	1,805,698
Operating lease liabilities, net of current portion	2,189,470	2,162,424
Deferred income taxes, net	47,731	41,393
Other liabilities	34,749	34,181
Total liabilities	4,573,265	4,501,102
Stockholders’ equity:
Common stock, $0.01 par value per share; 500,000 shares authorized; 194,998 and 194,271 shares issued and outstanding, respectively.	1,950	1,943
Additional paid-in capital	2,794,657	2,784,416
Accumulated deficit	(625,416)	(652,876)
Accumulated other comprehensive loss	(9,154)	(9,222)
Total stockholders’ equity	2,162,037	2,124,261
Total liabilities and stockholders’ equity	$6,735,302	$6,625,363

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$27,460	$(37,966)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	58,197	58,107
Deferred income taxes	6,333	(3,885)
Share-based compensation	5,622	21,438
Non-cash rent expense	9,028	6,009
Impairment charges associated with long-lived assets	—	227
Gain on disposal of property and equipment, net	(6,693)	(28,597)
Amortization of debt discounts and issuance costs	1,966	1,945
Changes in operating assets and liabilities	(23,650)	(5,638)
Other	(3,915)	(2,578)
Net cash provided by operating activities	74,348	9,062
Cash flows from investing activities:
Capital expenditures	(170,814)	(110,754)
Proceeds from sale-leaseback transactions	32,676	79,666
Other	1,287	4,805
Net cash used in investing activities	(136,851)	(26,283)
Cash flows from financing activities:
Proceeds from borrowings	7,916	3,198
Repayments of debt	(3,701)	(5,745)
Proceeds from revolving credit facility	345,000	230,000
Repayments of revolving credit facility	(280,000)	(200,000)
Repayments of finance lease liabilities	(244)	(358)
Proceeds from stock option exercises	3,456	—
Other	(102)	(476)
Net cash provided by financing activities	72,325	26,619
Effect of exchange rates on cash and cash equivalents	6	61
Increase in cash and cash equivalents	9,828	9,459
Cash and cash equivalents—beginning of period	25,509	31,637
Cash and cash equivalents—end of period	$35,337	$41,096

Non-GAAP Measurements and Key Performance Indicators
See “Use of Non-GAAP Financial Measures and Key Performance Indicators” for a discussion of the Non-GAAP financial measures reconciled below.
Key Performance Indicators
($ in thousands, except for Average Center revenue per center membership)
(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Membership Data
Center memberships	764,173	673,983
Digital On-hold memberships	49,333	70,289
Total memberships	813,506	744,272

Revenue Data
Membership dues and enrollment fees	71.8%	71.3%
In-center revenue	28.2%	28.7%
Total Center revenue	100.0%	100.0%

Membership dues and enrollment fees	$357,488	$271,915
In-center revenue	140,264	109,706
Total Center revenue	$497,752	$381,621

Average Center revenue per center membership (1)	$667	$580
Comparable center revenue (2)	24.6%	50.3%

Center Data
Net new center openings (3)	3	2
Total centers (end of period) (3)	164	153
Total center square footage (end of period) (4)	16,100,000	15,300,000

GAAP and Non-GAAP Financial Measures
Net income (loss)	$27,460	$(37,966)
Net income (loss) margin (5)	5.4%	(9.7)%
Adjusted EBITDA (6)	$120,102	$40,626
Adjusted EBITDA margin (6)	23.5%	10.4%
Center operations expense	$274,109	$239,573
Pre-opening expenses (7)	$1,685	$1,387
Rent	$66,537	$55,964
Non-cash rent expense (open properties) (8)	$6,378	$1,068
Non-cash rent expense (properties under development) (8)	$2,650	$4,941
Net cash provided by operating activities	$74,348	$9,062
Free cash flow before growth capital expenditures (9)	$26,583	$(35,256)
(1)    We define Average Center revenue per center membership as Center revenue less Digital On-hold revenue, divided by the average number of Center memberships for the period, where the average number of Center memberships for the period is an average derived from dividing the sum of the total Center memberships outstanding at the beginning of the period and at the end of each month during the period by one plus the number of months in each period.

(2)    We measure the results of our centers based on how long each center has been open as of the most recent measurement period. We include a center, for comparable center revenue purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
(3)    Net new center openings is calculated as the number of centers that opened for the first time to members during the period, less any centers that closed during the period. Total centers (end of period) is the number of centers operational as of the last day of the period.
(4)    Total center square footage (end of period) reflects the aggregate fitness square footage, which we use as a metric for evaluating the efficiencies of a center as of the end of the period. The square footage figures exclude areas used for tennis courts, outdoor swimming pools, outdoor play areas and stand-alone Work, Sport and Swim locations. These figures are approximations.
(5)    Net income (loss) margin is calculated as net income (loss) divided by total revenue.
(6)    We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net income (loss) before interest expense, net, provision for (benefit from) income taxes and depreciation and amortization, excluding the impact of share-based compensation expense, (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, including incremental costs related to COVID-19.
Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total revenue.
The following table provides a reconciliation of net income (loss), the most directly comparable GAAP measure, to Adjusted EBITDA (in thousands):

	Three Months Ended
	March 31,
	2023	2022
Net income (loss)	$27,460	$(37,966)
Interest expense, net of interest income	31,195	29,943
Provision for (benefit from) income taxes	8,872	(2,867)
Depreciation and amortization	58,197	58,107
Share-based compensation expense (a)	5,622	21,438
COVID-19 related expenses (b)	322	212
Gain on sale-leaseback transactions (c)	(6,732)	(28,372)
Capital transaction costs (d)	—	255
Other (e)	(4,834)	(124)
Adjusted EBITDA	$120,102	$40,626
(a)    Share-based compensation expense recognized during the three months ended March 31, 2023 was associated with stock options, restricted stock units, our employee stock purchase plan (“ESPP”) that launched on December 1, 2022, and liability classified awards related to our short-term incentive plan for our executive officers in 2023. Share-based compensation expense recognized during the three months ended March 31, 2022 was associated with stock options, restricted stock and restricted stock units. The majority of this expense was associated with awards that were fully vested and became exercisable on April 4, 2022 in connection with the expiration of the lock-up period following our IPO.
(b)    Represents the incremental expenses we recognized related to the COVID-19 pandemic. We adjust for these expenses as they do not represent expenses associated with our normal ongoing operations. We believe that adjusting for these expenses provides a more accurate and consistent representation of our actual operating performance from period to period. For the three months ended March 31, 2023 and 2022, COVID-19 related expenses primarily consisted of legal-related costs in pursuit of our claim against Zurich.
(c)    We adjust for the impact of gains on the sale-leaseback of our properties as they do not reflect costs associated with our ongoing operations.
(d)    Represents one-time costs related to capital transactions, including debt and equity offerings that are non-recurring in nature, but excluding direct costs related to the IPO that were netted against the proceeds of the IPO.
(e)    Includes costs associated with transactions that are unusual and non-recurring in nature.
(7)    Represents non-capital expenditures associated with opening new centers which are incurred prior to the commencement of a new center opening. The number of centers under construction or development, the types of centers and our costs associated with any particular center opening can vary significantly from period to period.
(8)    Reflects the non-cash portion of our annual GAAP operating lease expense that is greater or less than the cash operating lease payments. Non-cash rent expense for our open properties represents non-cash expense associated with properties that were operating at the end of each period presented. Non-cash rent expense for our properties under development represents non-cash expense associated with properties that are still under development at the end of each period presented.

(9)    Free cash flow before growth capital expenditures, a non-GAAP financial measure, is calculated as net cash provided by operating activities less center maintenance capital expenditures and corporate capital expenditures.
The following table provides a reconciliation from net cash provided by operating activities to free cash flow before growth capital expenditures (in thousands):

	Three Months Ended
	March 31,
	2023	2022
Net cash provided by operating activities	$74,348	$9,062
Center maintenance capital expenditures	(32,899)	(16,396)
Corporate capital expenditures	(14,866)	(27,922)
Free cash flow before growth capital expenditures	$26,583	$(35,256)

Capital Expenditures Summary
($ in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Growth capital expenditures, net of construction reimbursements (1)	$123,049	$66,436
Center maintenance capital expenditures	32,899	16,396
Corporate capital expenditures	14,866	27,922
Total capital expenditures	$170,814	$110,754
(1)    Growth capital expenditures include new center land and construction, growth initiatives, major remodels of acquired centers and the purchase of previously leased centers.
Proceeds from Sale-Leaseback Transactions
($ in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Proceeds from sale-leaseback transactions	$32,676	$79,666

Reconciliation of Net Income to Adjusted EBITDA Guidance for Second Quarter 2023
($ in millions)
(Unaudited)

Three Months Ended
June 30, 2023
Net income	$19 – $20
Interest expense, net of interest income	33 – 32
Provision for income taxes	6 – 7
Depreciation and amortization	58 – 59
Share-based compensation expense	8 – 8
Adjusted EBITDA	$124 – $126